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                                                                    EXHIBIT 12.1

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                       Ratio of Earnings to Fixed Charges
                       (unaudited, dollars in thousands)

                                 For the Year Ended                For the Year Ended                    For the Quarter Ended
                           --------------------------------- -----------------------------------  ----------------------------------
                                    December 31,                    December 31, 1998                       March 31, 1999
                           --------------------------------- -----------------------------------  ----------------------------------
                                                                                      Pro Forma                           Pro Forma
                            1994    1995      1996    1997   Historical  Pro Forma   As Adjusted  Historical  Pro Forma  As Adjusted
Earnings:
 Income (loss) from
  continuing operations.. $2,782   $(19,972)  $   58  $1,428  $(12,847)   $14,223    $ 7,239      $1,636      $1,318     $  (358)
Add:
 Undistributed Equity
  Loss ..................     --         --       --      --        --        578        578          --          --          --
Income taxes ............    352        150      500   1,198     1,472     11,012      6,546         986         916         400
                          ----------------------------------  ----------------------------------  ------------------------------
                           3,134    (19,822)     558   2,626   (11,375)    25,813     14,363       2,622       2,234          42

Adjustments to Earnings
 for Fixed Charges:
 Interest and other
   financial charges ....     38         871   2,023   1,761     2,334      4,027     15,002       1,613       1,677       3,750
 Amortization of deferred
   financing costs ......     --          --      --      --       224        224        475         118         118         119
 Interest factor
   attributable to
   rentals...............    865         792     882     671       762        917        917         212         220         220
                           ---------------------------------   ---------------------------------  ------------------------------
Total Fixed Charges .....    903       1,663   2,905   2,432     3,320      5,168     16,394       1,943       2,015       4,089
                          ----------------------------------   ---------------------------------  ------------------------------
Adjusted Earnings.. ..... $4,037    $(18,159) $3,463  $5,058   $(8,055)   $30,981    $30,757      $4,565      $4,249      $4,131
                          ==================================   =================================  ==============================
Total fixed charges
 from above: ............ $  903    $  1,663  $2,905  $2,432   $ 3,320    $ 5,168    $16,394      $1,943      $2,015      $4,089
                          ==================================   =================================  ==============================
Ratio of earnings as
 adjusted to total fixed
 charges ................    4.5          --     1.2     2.1        --        6.0        1.9         2.3         2.1         1.0

Earnings were inadequate to cover fixed charges by $19,822 in 1995 and $11,375 in 1998.